60007366

January 5, 2007



Incorporated under the Laws of the State of California

NUMBER 10003720

SHARES 300

# E-WORLD USA HOLDING INC.

Authorized Capital Stock: 200,000,000 Common Shares

It is the certificate of bonus shares that is not qualified for the dividend or exchanging to the products or cash

This Certifies that MO MEIXIA is the registered holder of THREE HUNDRED Shares

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 10TH day of FEBURARY A.D. 20 10

MIAO HE SECRETARY

DING HUA WANG PRESIDENT